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[Manpower Logo]                                                     Exhibit 99.1


FOR IMMEDIATE RELEASE                               Contact:     Tracy Shilobrit
                                                                   Manpower Inc.
                                                                    414-906-6088
                                                    tracy.shilobrit@manpower.com


          Manpower Inc. Names Stephanie A. Burns to Board of Directors

MILWAUKEE, WI, USA (July 30, 2003) - Manpower Inc. (NYSE:MAN) today announced that Stephanie A. Burns, president and chief operating officer of Dow Corning, has been appointed to its board of directors, effective immediately.

         "During her 20-year tenure with Dow Corning, Stephanie Burns has developed a strong record of leading innovation and market growth through new product and business development, particularly in Europe," said Jeffrey A. Joerres, chairman and chief executive officer of Manpower Inc. "Her international business experience will be an asset to the board as we continue to grow and expand our business."

         In her current role, Burns is responsible for driving innovation and growth across the Dow Corning enterprise, focusing much of her attention on the company's activities in the emerging technologies area. She holds a doctorate degree in organic chemistry and has completed post-doctoral research at the University of Organometallic Chemistry Languedoc-Rousillon in France.

         Since joining Dow Corning in 1983, Burns has held several key management positions, including science and technology director for Europe, industry director for life sciences in Europe, and European electronics industry director. In December of 2000, Burns was named executive vice president and elected to Dow Corning's board of directors. In February of 2003, she was elected president and chief operating officer, also serving on the board of directors' audit and corporate responsibility committees. She is also an executive board member for the Dow Corning/Genecor International partnership, a global leader in biotechnology.

         Manpower Inc. is a world leader in the staffing industry, providing workforce management services and solutions to customers through 4,000 offices in 63 countries. The firm annually provides employment to two million people worldwide and is an industry leader in employee assessment and training. Manpower also provides a range of staffing solutions, engagement and consulting services worldwide under the subsidiary brands of Brook Street, Elan, The Empower Group and Jefferson Wells. More information on Manpower Inc. can be found at the company's Web site, www.manpower.com.

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